Exhibit 10.2

August 12, 2021

Todd Skinner

Via Email

Dear Todd,

On behalf of TransUnion (the “Parent”), I am pleased to offer you the position of President, International, TransUnion, reporting to the Chief Executive Officer (the “CEO”) of TransUnion effective August 16, 2021 on the terms and conditions outlined herein (the “Agreement”), conditional upon the satisfaction of the conditions described below. You will continue, until further notice, as an employee of Trans Union of Canada, Inc. (the “Company”).

1.CONDITIONS
This offer is conditional on:

(i)You agree to and will sign or attest to the TransUnion Employee Agreement Regarding Inventions, Confidential Information and Trade Secrets Policy; and
(ii)You signing and returning this Agreement to the Company on or before August 16, 2021;

You agree that the failure to comply with or satisfy any of the foregoing conditions may result in withdrawal of this offer.

2.U.S. RELOCATION

It is a term of your employment that, upon the request of the Parent, (i) you will relocate to the United States and become an employee of Trans Union LLC (a subsidiary of the Parent) (the “Transfer”); (ii) at the time of such Transfer, you will execute an amended employment agreement and any other documents required to give effect to such changes (collectively, the “U.S. Agreement”). The U.S. Agreement shall contain terms and conditions, and provide you with compensation, benefits, perquisites and allowances, that are consistent with the Parent’s U.S. executive team. The U.S. Agreement shall be based on the form used for the Parent’s U.S. executive-level employees and the U.S. Agreement shall, once executed, replace this Agreement in its entirety. For greater certainty, the Transfer shall not be deemed to be a termination or constructive dismissal of your employment.

3.COMPENSATION

(a)    Your base salary will be $635,000 CAD. According to current classification, this position is not eligible for overtime.

(b)    You will continue to be eligible to participate in the Parent’s annual incentive program (the “Bonus Plan”). Your target award opportunity under the Bonus Plan will be 100% of your annual base salary. The actual amount you receive may be lower or higher, depending on your individual performance and the Parent’s financial performance during the year. The actual bonus earned under the Bonus Plan for 2021 could range from 0% to 200% of your target opportunity. The Parent reserves the right to change the target and/or maximum award annually. In no event shall the bonus be considered part of or integral to your non-discretionary compensation and no bonus shall be considered earned until the bonus payout date, unless otherwise required by employment standards legislation.

Except as expressly provided in Section 10 below, you must be “Actively Performing Services” (as defined below) for the Parent and/or its subsidiaries include Company on February 1 of the calendar year in order to be eligible for a bonus payment for the immediately preceding calendar year.

If you give notice of resignation or retirement, you will be deemed to have ceased to be Actively Performing Services for the Parent and/or its subsidiaries on the date that you give notice of resignation or retirement to the Parent and/or its subsidiaries, except as otherwise determined by the Parent at the time of your resignation. If your employment is terminated by the Parent and/or its subsidiaries, regardless of whether the termination is for cause or without cause, or lawful or unlawful, or as a result of a constructive dismissal, you will cease to be Actively Performing Services for the Parent and/or its subsidiaries on the date specified by the Parent and/or its subsidiaries in its written notice of termination to you as being your termination date (or, where applicable, on the date on which you claim a constructive dismissal to have occurred) without regard to any notice or pay in lieu of notice to which you might then be entitled, except as may be expressly required to comply with only the minimum requirements under the ESA (as defined below) (such date, the “Termination Date”).

For the avoidance of any doubt, and except as may be expressly required to comply with only the minimum requirements under the ESA, or as expressly provided in Section 10 of this Agreement, you will not be considered to be Actively Performing Services for the Parent and/or its subsidiaries during any period in which you receive, or claim to be entitled to, any compensatory payments or damages in lieu of notice of termination, and you acknowledge and agree that you are not entitled to any compensation or damages in respect of any bonus payment(s) as a result of ceasing to be Actively Performing Services (regardless of the reason and whether you or the Parent and/or its subsidiaries initiates the cessation of your employment) in respect of such period whether pursuant to common law or contract.

The Company will comply with only the applicable minimum requirements of the ESA in respect of all incentive and other compensation and this agreement fully displaces any common law rights that you may have with respect to such compensation.

4.LONG TERM INCENTIVE PLAN
You will be eligible for an annual long-term incentive (“LTI”) grant, with a target grant value of $1,000,000 USD, of restricted stock units, performance share units, or a combination of both, as determined by the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion. Your LTI grant will be granted pursuant to and be subject to the terms and conditions of the TransUnion Amended & Restated 2015 Omnibus Incentive (the “Plan”)

Your LTI grant shall be conditional upon: (a) your continued employment with the Parent and/or its subsidiaries at the time of grant; (b) you entering into an grant agreement with the Parent (the “Grant Agreement”); and (c) any other terms and conditions set forth in the Plan, your Grant Agreement and as may be determined by the Committee at the time of grant. It is a fundamental condition of the LTI grant that you must read the Plan and you warrant that you will do so.

5.EMPLOYEE SHARE PURCHASE PLAN
You will continue to be eligible to participate in the TransUnion 2015 Employee Stock Purchase Plan, as amended or replaced from time to time (the “ESPP”) subject to the terms and conditions of the ESPP.

6.EXPENSES & ALLOWANCES
You will receive reimbursement for business expenses in accordance with TransUnion’s expense policies and procedures, which may change from time to time. You may be eligible for reimbursement of certain relocation costs incurred in connection with the Transfer, subject to and in accordance with the Parent’s relocation polies and procedures in effect from time to time.

Prior to the Transfer, you will continue to receive a monthly car allowance of $1,458.52 CAD per month and reimbursement for mileage at a rate of $0.1607 CAD per kilometer, which may be reevaluated at the Company’s discretion based on market conditions. You are responsible for any tax liability associated with these benefits. Following the Transfer, your car allowance and mileage reimbursements will cease.

7.VACATION
Prior to the Transfer, your vacation entitlement will continue to be 25 days per calendar year which will accrue on a monthly basis, commencing on January 1 of each calendar year. Further terms and conditions and details on how you can benefit from this entitlement can be found in our vacation policy. Following the Transfer, your vacation entitlements will be determined in accordance with the Trans Union LLC’s vacation policies and practices in effect from time to time.

8.BENEFITS AND PENSION

(a)    You will continue to be eligible to participate in the Company’s Health Benefits package in accordance with its terms and conditions. This plan includes mandatory long term disability coverage, which is paid for by the employee, and by signing this Agreement, you agree to continue to participate and pay the premium in accordance with the benefits plan and Company policy.

(b)    You will be continue to be eligible to participate in the Company’s Pension in accordance with its terms and conditions.

(c)     You will be eligible for the Parent’s discretionary financial counseling program that reimburses you annually up to $12,000.00 USD for qualified expenses associated with financial advice, tax preparation, investment management, and estate planning purposes. Additionally, you will be eligible to participate in the executive physical program that reimburses you annually for one comprehensive physical examination commensurate to the cost provided by the Parent to similarly situated executives.

9.COMPANY POLICIES AND PROCEDURES
You will be required to review our policies and procedures, including our Vacation Policy and our Employee Privacy Policy, and acknowledge that you agree to comply with all policies and practices set forth and follow all standard operating procedures, as amended, altered, established or deleted from time to time. Should you have any questions regarding these policies, procedures or your benefits, you may ask your supervisor or a Human Resource Representative.

10.TERMINATION
You or the Company may end your employment as described below. You will always receive all earned compensation, accrued vacation pay and benefits up to your last day of employment. Your entitlements in connection with any outstanding LTI grants upon termination of your employment shall be determined in accordance with the Plan and any applicable Grant Agreement(s).
(a)You may terminate your employment at any time, with or without Good Reason, by giving the Company 4 weeks’ prior written notice; however, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept your resignation at an earlier effective date, subject only to the minimum applicable requirements of the Ontario Employment Standards Act, 2000, as amended or replaced (the “ESA”), if any.
(b)The Company may terminate your employment for Cause (as defined below) by complying with only the applicable minimum requirements of the ESA in respect of the termination of your employment (including, without limitation, all ESA requirements in respect of notice, termination and severance pay, wages, benefits and vacation pay). Benefits will only continue during any period required by the ESA, if any.
(c)The Company may also terminate your employment at any time without Cause.
(d)In the event that the Company terminates your employment without Cause or you resign with Good Reason, you shall be provided with the following separation package (the “Separation Package”), subject to the conditions outlined below:
(i)an amount equal to 1.5 times (or 150% of) the sum of (i) your annual base salary during the year in which the Termination Date occurs, and (ii) the average of the bonuses paid to you pursuant to the Bonus Plan in each of the two years immediately preceding the Termination Date;

(ii)if the Termination Date is after July 1 in a given calendar year, a payment equal to the Pro Rata (as defined below) portion of your bonus for the year in which a Termination Date occurs, calculated at target (for greater certainty, if the Termination Date is prior to July 1 in a given calendar year, you will not be entitled to any bonus payment or compensation therefor in respect of such calendar year);

(iii)the Company will continue your benefits for 18 months following the Termination Date, subject to insurer approval and exclusions; provided that in all cases you will receive continuation of all benefit during any period required by the ESA;

(iv)the services of a reputable outplacement agency of your choosing for a period of up to one year and with a maximum value of $35,000 USD; provided that, any payments pursuant to this paragraph shall be made directly to the outplacement firm for services rendered upon receipt of satisfactory documentation, provided that the reimbursement must be completed no later than the last day of the second calendar year following the calendar year in which the Termination Date occurs;

Any portion of the Separation Package which exceeds your minimum applicable entitlements pursuant to the ESA will be conditional on: (A) you signing a full and final release in a form satisfactory to the Company within seven 7 days of the Termination Date; (B) your compliance and continued compliance with your obligations to the Company and its affiliates, including your obligations in respect of confidentiality, non-solicitation, non-competition and non-disparagement contained herein.

The Separation Package payments shall be paid as follows: (A) the amounts in clause (c)(i) shall be paid in regular equal installments in accordance with the Company’s customary payroll practices over a period not to exceed 18 months, but in no event less frequently than monthly, (B) the amounts in clause (c)(ii) shall be paid at the same time as the Parent and/or its subsidiaries pays its other bonuses for such year, (C) the benefits in clause (c)(iii) shall be paid or provided in accordance with their terms, and (D) the amounts in clause (c)(iv) shall be paid within 60 days of receiving satisfactory documentation.

The termination arrangements set out in this Section 10 fully satisfy the Company’s and its affiliates (including the Parent) obligations to you in respect of the termination of your employment and you will not be entitled to any other notice of termination, payment in lieu of notice, severance pay, bonus compensation, damages or other compensatory payments pursuant to common law or contract. The termination arrangements set out in this section will remain in full force and effect regardless of any changes to the terms and conditions of your employment, including without limitation, any promotions, reassignments or increases in remuneration, responsibilities and/or job title.

11.DEFINITIONS

“Cause” means any of the following as determined by the board of directors of the Parent in its good faith discretion: (i) your breach of the terms of this Agreement or any other written agreement you enter into, or have entered into, with the Parent and/or its subsidiaries, (ii) a breach of the Parent’s Code of Conduct, material policies of the Parent and/or its subsidiaries, as applicable, relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Parent and/or its subsidiaries; (iii) your willful failure or refusal to perform your material duties for the Parent and/or its subsidiaries, as applicable; (iv) insubordination by you or the disregard of the legal directives of the board of directors of the Parent or senior management of the Parent and/or its subsidiaries, as applicable, which are not inconsistent with the scope, ethics and nature of your duties and responsibilities; (v) you engaging in misconduct that has, or could reasonably be expected to have, a material and adverse impact on the reputation, business, business relationships or financial condition of the Parent and/or its subsidiaries; (vi) the commission by you of an act of fraud or embezzlement or acts of personal dishonesty involving personal profit against the Parent and/or its subsidiaries; or (vii) any commission of acts constituting, any conviction of, or plea of guilty to a felony or a crime involving fraud or misrepresentation, or other crime that results, or could reasonably be expected to result, in material harm to the reputation, business, business relationships or financial condition of the Parent and/or its subsidiaries; provided, however, that Cause shall not be deemed to exist under any of the foregoing clauses (i), (ii), (iii) or (iv) unless you have been given reasonably detailed written notice of the grounds for such Cause and, if curable, you have not effected a cure within 20 days after the date of receipt of such notice.

“Good Reason” means the occurrence of any of the following events without your consent: (i) a material reduction in your position, overall responsibilities, level of authority, title or level of reporting; (ii) a material reduction in your base compensation and annual incentive compensation opportunity, measured in the aggregate, which is not the result of a uniformly applied adjustment across all similarly situated personnel within the Parent; or (iii) a requirement that your location of employment be relocated by more than fifty (50) miles from your current location (other than any transition to or from a work from home arrangement); provided you must (x) provide written notice to the Parent within ninety (90) calendar days following the occurrence of an event that you consider to constitute Good Reason (stating in reasonable detail the nature of the event giving rise thereto), (y) provide the Parent thirty (30) days to cure the Good Reason, and, (z) if the Good Reason is not cured, end your employment with the Parent or the Company within ninety (90) calendar days following such event.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pro Rata” means the fraction, the numerator of which is the number of days in the calendar year that have elapsed to, and including, Termination Date, and the denominator of which is 365.

12.RETURN OF PROPERTY
Upon termination of your employment with Company and/or its affiliates, regardless of the reason for such termination or who initiates it, you agree to promptly deliver and return to the Company and/or its affiliates, without retaining copies, all records, software, drawings, blueprints, notes, notebooks, memoranda, specifications, property and documents or materials of any kind or nature whatsoever which pertain in any way to the Company, its affiliates or their business. You must deliver to the Company and/or its affiliates any files or data on your personal computer hardware or software and thereafter permanently destroy such property so that it is irretrievable. You will provide the Company and/or its affiliates with all passwords to any equipment, systems, files or data you deliver.
13.CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY
This offer is conditional upon your compliance with the TransUnion Employee Agreement Regarding Inventions, Confidential Information and Trade Secrets Policy, which you agree to execute and deliver to the Parent in connection with this Agreement.

14.NON-COMPETITION
You agree that you will not, without the prior written consent of the Parent, during your employment, and for a period of twelve (12) months thereafter (the “Restricted Period”), regardless of the reason for the termination of your employment or who initiates it, directly or indirectly, whether individually or in partnership or jointly or in conjunction with any other person, operate, be employed by, perform services for (directly or indirectly), whether as an independent or dependent contractor, advisor or consultant, or act as an officer or director of, any Competitive Business in all or part of Canada.

Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of:

(a)any involvement in an undertaking that carries on multiple businesses, one of which is a Competitive Business, provided you are not involved in the Competitive Business; or

(b)being employed by or providing services to a Competitive Business if such employment or services engagement is not in a Same or Similar Capacity. For the purposes of this employment agreement, “Same or Similar Capacity” means: (i) the same or similar capacity or function in which you worked for the Company or its affiliates at any time during the Lookback Period (as defined below); and/or (ii) any other capacity where your knowledge of confidential information of the Company or its affiliates could provide a competitive advantage to any Competitive Business.

“Competitive Business” means any business or person that has operations that generates a significant portion of its annual revenues from any line of business, product or service that competes with, or is meant to compete with, any Company Group (as defined below) line of business, product or service offered by the Company Group as of the date of termination or planned to be offered by the Company Group within the 12 months following termination, including, but not limited to, the following: LiveRamp Holdings, Inc.; The Dun & Bradstreet Corporation; Equifax, Inc.; Experian Group Limited; Fair Isaac Corporation; Reed Elsevier/LexisNexis; Verisk Analytics, Inc.; and Thomson Reuters Corporation. For the purposes of this document, the “Company Group” means, collectively, the Parent and any of its subsidiaries.

“Lookback Period” means: (A) the twelve (12)-month period prior to the termination of your employment; or (B) if your employment has not been terminated, at any time within the prior twelve (12)-month period.

15.NON-SOLICITATION OF CUSTOMERS
During the Restricted Period, you agree that you shall not, without the prior written consent of the Parent, regardless of the reason for the termination of your employment or who initiates it, directly or indirectly, (a) solicit business from any Customer (as defined below) in connection with any Competitive Business, (b) attempt to direct any Customer away from the Parent or its subsidiaries, (c) encourage any Customer to discontinue or alter any one or more of their relationships with the Parent or its subsidiaries, or (b) in any way interfere with the relationship between any Customer and the Parent or its subsidiaries.

“Customer” means a customer or client of the Parent or its subsidiaries that you, in the course of performing your employment duties, had direct and personal contact with or supervised an employee who had direct and personal contact with, in each case during the Lookback Period.

16.NON-SOLICITATION OF EMPLOYEES
During the Restricted Period, you agree that you shall not, without the prior written consent of Parent, regardless of the reason for the termination of your employment or who initiates it, directly or indirectly, (a) induce or attempt to induce any Employee (as defined below) to leave the employ of the Company or its affiliates, as applicable, (b) in any way interfere with the relationship between the Company or its affiliate and any Employee; or (b) hire any Employee or any person who was to your knowledge an employee or consultant of the Company or any of its affiliates at any time during the previous six (6) months .

“Employee” means a person who, to your knowledge, is an employee or consultant of the Company or any of its affiliates.

17.NON-DISPARAGEMENT
You agree that you shall not, directly or indirectly, disparage the Parent and/or its subsidiaries and/or communicate, either in writing or orally, any statement that bears negatively on their reputation, services, products, principals, customers, policies, adherence to the law (unless otherwise required by law), shareholders, officers, directors, officials, executives, employees, agents, representatives, business or other legitimate interests of the Parent and/or its subsidiaries.

18.CONFLICT OF INTEREST
During your employment with the Parent and/or its subsidiaries, you will (a) ensure that your direct or indirect personal interests do not, whether potentially or actually, conflict with their interests or create a perceived conflict of interest (“Conflicts”); (b) promptly report to the CEO any Conflicts, including any direct or indirect business relationships and other related party transactions and arrangements between you, or your family members, and the Parent and/or its subsidiaries or a third-party doing business with, or who has submitted a business proposal to, the Parent and/or its subsidiaries; and (c) not be an investor, shareholder, joint venturer or partner in any enterprise, association, corporation, joint venture or partnership in any Competitive Business.
Notwithstanding the foregoing, you shall not be in default under this provision solely by virtue of holding, strictly for investment purposes and as a passive investor, not more than five percent (5%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange.
19.ACKNOWLEDGEMENTS
You acknowledge that the restrictions contained in this Agreement do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement and you are in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill and competitive positions of the Parent and/or its subsidiaries now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

You also acknowledge and agree that any breach or threatened breach of any of the provisions of this Agreement could cause irreparable damage to the Parent and/or its subsidiaries, that such harm could not be adequately compensated by their recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Parent and/or its subsidiaries shall have, in addition to any and all remedies at law or in equity, the right to an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Parent and/or its subsidiaries specified in this paragraph are in addition to and not in substitution for any rights or remedies at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Parent and/or its subsidiaries may have recourse to any one or more of its available rights or remedies as it shall see fit.

20.PERSONAL INFORMATION
For purposes of processing or administering your employment relationship, personal information that you provide to the Parent and/or its subsidiaries may be transferred to and accessed by an affiliate, or agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Parent and/or its subsidiaries, that may be located in the United States or elsewhere.

21.COMPLIANCE WITH EMPLOYMENT STANDARDS LEGISLATION

(a)It is the intention of you and the Company to comply with the ESA. Accordingly, this Agreement shall: (i) not be interpreted as in any way waiving or contracting out of the ESA; and (ii) be interpreted to achieve compliance with the ESA. This Agreement contains our mutual understanding and there shall be no presumption of strict interpretation against either party.
(b)It is understood and agreed that all provisions of this Agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under this Agreement, the Company shall provide you with your Statutory Entitlements in substitution for your rights under this Agreement.

22.GOVERNING LAW & ABSENCE OF CLAIMS
The terms and conditions of your employment under this Agreement will be governed by and construed in accordance with the laws of the province or territory in which you are employed and the federal laws of Canada applicable in that province or territory. In exchange for good and sufficient consideration, including the signing bonus, you agree that you have no claims against the Parent and/or its subsidiaries in respect of your employment prior to the date you execute this Agreement, whether under common law, contract or statute, including the ESA and human rights legislation, and that, by signing below, you fully and finally release all such claims.

23.SEVERABILITY
If, in any jurisdiction, any of these terms and conditions or their application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining terms and conditions and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

24.ENTIRE AGREEMENT
You acknowledge and agree that this Agreement contains the whole understanding between you and the Company with respect to the subject matter herein and supersedes and replaces all oral or written prior negotiations, representations or agreements (including your employment agreement dated July 24, 2014). Your agreement to the terms and conditions in this Agreement have not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of these terms and conditions. You further agree that the terms and conditions cannot be amended, modified or supplemented except by subsequent written agreement signed by you and the Company. This Agreement may be executed in counterparts and the counterparts may be executed and delivered by electronic means, with all the counterparts together constituting one agreement.

25.COUNTERPARTS
This Agreement may be executed in separate counterparts (including by means of electronic signature pages) each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

26.SUCCESSORS AND ASSIGNS
Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by you and the Company and its respective successors and assigns; provided that your rights and obligations under this Agreement may not be assigned or delegated without the prior written consent of the Company and provided further that the assignment cannot increase the nature and scope of the restrictive covenants without your written consent.

27.CURRENCY AND DEDUCTIONS
The Parent and/or its subsidiaries may withhold from any amounts payable to you federal, provincial or other taxes and statutory or authorized deductions, including contributions to the cost of employee benefits, if any. Unless otherwise specified, all references to money in this agreement are to Canadian currency.

You acknowledge and agree that you have been given the opportunity to obtain your own independent legal advice concerning this offer and that by signing below, you acknowledge and agree that all the conditions of this offer are fair and reasonable and you have accepted this offer of your own free will. You specifically acknowledge that the termination clause in this agreement displaces any entitlement to reasonable notice of termination under common law.

[Signatures to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PARENT:

TransUnion

By: /s/ Christopher A. Cartwright
    Christopher A. Cartwright
President & Chief Executive Officer

COMPANY:

Trans Union of Canada, Inc.

By:     /s/ Todd M. Cello
    Todd M. Cello
    Vice President & Treasurer

EXECUTIVE:

By:    /s/ Todd Skinner
Todd Skinner